Exhibit 99

NEWS
MARRIOTT INTERNATIONAL ANNOUNCES NEW $1.5 BILLION 364-DAY REVOLVING CREDIT FACILITY COMMITMENT AND LEVERAGE COVENANT WAIVER FOR EXISTING REVOLVING CREDIT FACILITY
Company also provides business update amidst the rapidly evolving COVID-19 situation
BETHESDA, MD - April 14, 2020 - Marriott International, Inc. (NASDAQ: MAR) today provided the following business update amidst the rapidly evolving Coronavirus (“COVID-19”) situation.
New $1.5 Billion 364-Day Revolving Credit Facility Commitment and Leverage Covenant Waiver for Existing Revolving Credit Facility
On April 13, 2020, Marriott International, Inc. (“Marriott” or “the company”) entered into a commitment letter (the “Commitment Letter”) providing for a 364-day senior unsecured revolving credit facility in an aggregate principal amount of $1.5 billion (the “364-Day Credit Facility”). The Commitment Letter provides that the available aggregate principal amount of the 364-Day Credit Facility will generally be reduced by new debt issuances (including senior notes), equity issuances and asset sales, in each case subject to certain exceptions. The closing and funding of the 364-Day Credit Facility is contingent on the satisfaction of customary conditions, including the execution and delivery of definitive documentation in accordance with the terms sets forth in the Commitment Letter.
In addition, on April 13, 2020, the company entered into an amendment (the “Amendment”) to its Fifth Amended and Restated Credit Agreement with Bank of America, N.A., as administrative agent, and certain banks, dated as of June 28, 2019 (the “Credit Facility”) that, among other changes, waives the quarterly-tested leverage covenant through and including the first quarter of 2021 (unless earlier terminated by the company at its discretion). The Amendment increases the interest and fees payable on the Credit Facility for the duration of the period during which the waiver of the leverage covenant remains in effect. It also tightens certain existing covenants and imposes additional covenants for the duration of the waiver period, including tightening the lien covenant and the covenant on dividends, share repurchases, and distributions, and imposing new covenants limiting asset sales, investments and discretionary capital expenditures. Additionally, a monthly-tested minimum liquidity covenant will apply for the duration of the waiver period. The Credit Facility continues to provide for $4.5 billion of effective aggregate bank commitments, which as previously announced on April 3, 2020, has been fully drawn down.
COVID-19 Impact
COVID-19 and efforts to contain it had a significant impact on the travel industry starting in the first quarter of 2020. While the company is still finalizing the data, the company expects to report that worldwide systemwide RevPAR1 declined approximately 23 percent in the first quarter of 2020, with RevPAR in North America down roughly 20 percent. While there have been early signs of improving demand trends in Greater China, the negative trends in the rest of the world have not yet stabilized. Currently, roughly 25 percent of the company’s more than 7,300 hotels are temporarily closed. The company anticipates further hotel closures and erosion in RevPAR performance and does not expect to see a material improvement until there is a view that the spread of COVID-19 has moderated and governments have lifted restrictions. Marriott cannot presently estimate the financial impact of this unprecedented situation, which is highly dependent on the severity and duration of the pandemic, but expects that it will continue to be material to the company’s results.
1 All occupancy and RevPAR statistics are comparable, Marriott systemwide, constant-dollar and include hotels that have been temporarily closed due to COVID-19. Unless otherwise stated, all changes refer to year-over-year changes for the comparable period.

Business Performance Update
2020 got off to a solid start, with global RevPAR down 0.3 percent worldwide and up 3.2 percent excluding Asia Pacific for the first two months of the year. As the pandemic accelerated around the world, Marriott saw more significant occupancy and RevPAR declines in March than in February in all regions except Greater China. The company expects to report that in March RevPAR decreased approximately 60 percent worldwide, reflecting declines of around 57 percent in North America, 74 percent in Asia Pacific (with declines of 83 percent in Greater China and 68 percent in the rest of Asia), 71 percent in Europe, 57 percent in the Caribbean and Latin America, and 56 percent in the Middle East and Africa.
Greater China, where COVID-19 first started to have an impact in late January, has experienced steadily improving RevPAR trends through March and into April, with occupancy rising to roughly 20 percent in the first week of April, as quarantine measures and travel restrictions ease and workers return to their jobs. The number of closed hotels in Greater China has declined from over 90 hotels in mid-February to under 20 hotels today. Leisure and regional transient demand are driving the RevPAR improvement. For example, during the recent Qingming holiday weekend on April 4 and 5, more than 20 hotels in leisure destination markets ran occupancy over 60 percent, including eight hotels that were sold out.
In the rest of the world, trends have not yet stabilized. North American occupancy levels are currently around 10 percent, and more than 870 hotels, or 16 percent, are temporarily closed, with more closures expected. Occupancy in Europe is currently under 10 percent, with around 500 hotels, or 79 percent, temporarily closed. The Middle East and Africa region currently has roughly 150 hotels temporarily closed, or 54 percent, while hotels temporarily closed in the Caribbean and Latin America total nearly 200, or 69 percent.
Marriott continues to engage with its customers to navigate through this crisis. While the company is still seeing historically high levels of cancellations for stays through the first half of this year and low levels of bookings, many group customers are tentatively rebooking for later this year and group cancellations for 2021 related to COVID-19 have not been meaningful. Marriott has extended the transient reservation cancellation window until June 30, 2020 for all existing reservations and is allowing cancellations without charge until 24 hours before the scheduled arrival for new reservations made between March 13, 2020 and June 30, 2020. For Marriott Bonvoy members, elite status earned in 2019 has been extended until February 2022. The expiration of Marriott Bonvoy points has also been paused until February 2021, at which time points will expire only if the account has been inactive for at least 24 months.
The company is also working to assist healthcare workers who are on the frontline in the fight against COVID-19. With support from its credit card partners, Marriott has committed to provide up to $10 million worth of hotel stays for healthcare professionals leading the fight against COVID-19 in the United States. The initiative, called Rooms for Responders, will provide free rooms in some of the areas in the United States most impacted by the virus.  In addition, the company launched its Community Caregiver Program in the United States, Canada, the Caribbean and Latin America, which provides special rates for first responders and healthcare professionals who want to book rooms at hotels near the hospitals where they are working. Nearly 2,500 hotels are currently offering this rate.
Update on Mitigation Plans
As COVID-19 spread throughout the world, Marriott moved quickly to take substantial proactive measures to mitigate the negative financial and operational impacts for its hotel owners and its own business. Business contingency plans have been implemented around the world and the company continues to adjust these in response to the global situation.
On March 18, 2020 Marriott announced at least $140 million of estimated reductions to anticipated 2020 corporate general and administrative costs, including significant cuts in senior executive salaries. The company’s actions to date have reduced the current monthly run rate of corporate general and administrative costs by approximately 30 percent compared to the monthly costs initially budgeted for 2020, excluding any bad debt expense that may be incurred.

At the property level, Marriott continues to work with owners and franchisees to lower their immediate cash outlays. On March 18, 2020, Marriott disclosed that it had deferred renovations, certain hotel initiatives and brand standard audits for hotel owners and franchisees. More recently, the company has taken additional steps, including reducing by 50 percent the cost of and offering delayed payment for certain systemwide programs and services charges for April and May, and supporting owners and franchisees who are working with their lenders to utilize furniture, fixtures, and equipment (FF&E) reserves to meet working capital needs. The company is also providing owners with information needed as they consider applying for Small Business Administration loans under the Coronavirus Aid, Relief, and Economic Security (CARES) Act.
The company also remains focused on significantly lowering the reimbursable expenses it incurs on behalf of its owners and franchisees to provide centralized programs and services such as loyalty, reservations, marketing and sales, which are generally charged on the basis of hotel revenue or program usage. Given the significant decline in hotel-level revenues and occupancy currently anticipated, the company has implemented plans that it estimates could reduce these centralized, system-funded reimbursable expenses by approximately two-thirds compared to the monthly costs initially budgeted for 2020.
As a result of additional reductions in anticipated corporate and system spending, Marriott expects to eliminate or defer around 40 percent of its February 19, 2020 yearly investment spending forecast of $700 million to $800 million, compared to the expected reduction of at least one-third disclosed on March 18, 2020. Marriott will continue to review its investment spending plans for 2020 and could see additional reductions, particularly in funding obligations related to new unit openings that may be delayed until 2021. Finally, as previously announced on March 18, 2020, Marriott suspended share repurchases and cash dividends.
The impact of COVID-19 on the company remains fluid, as does the company’s corporate and property-level response. There remains a great deal of uncertainty surrounding the trends and duration of that impact, requiring the company to plan for a wide range of scenarios for full year 2020. As a result of the operating and financial strategies the company has implemented, the company strongly believes that it has sufficient liquidity and will continue to be able to successfully adapt as the situation evolves.
CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS
All statements in this press release are made as of April 14, 2020. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise. This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements related to the expected effects on our business of the COVID-19 pandemic, including the performance of the company’s hotels; RevPAR for the 2020 first quarter and periods of such quarter; RevPAR, occupancy, booking and cancelation trends; the closing and funding of the 364-Day Credit Facility; the nature and impact of contingency plans and cost and investment reductions; our liquidity expectations; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including those we identify below and other risk factors that we identify below and other risk factors that we identify in our SEC filings, including our most recent Annual Report on Form 10-K and our Current Report on Form 8-K dated April 14, 2020. Risks that could affect forward-looking statements in this press release include the duration and scope of the COVID-19 pandemic; its short and longer-term impact on the demand for travel, transient and group business, and levels of consumer confidence; actions governments, businesses and individuals take in response to the pandemic, including limiting or banning travel; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies, travel, and economic activity, including the duration and magnitude of its impact on unemployment rates and consumer discretionary spending; the ability of our owners and franchisees to successfully navigate the impacts of the pandemic; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps we and our property owners and franchisees take to reduce operating costs; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; the extent to which we experience adverse effects from the data security incidents; and changes in tax laws in countries in which we earn significant income. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release.
Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of more than 7,300 properties under 30 leading brands spanning 134 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company offers Marriott Bonvoy™, its highly-awarded travel program. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com In addition, connect with us on Facebook and @MarriottIntl on Twitter and Instagram.
Marriott may post updates about COVID-19 and other matters on its investor relations website at www.marriott.com/investor or Marriott’s news center website at www.marriottnewscenter.com. Marriott encourages investors, the media, and others interested in the company to review and subscribe to the information Marriott posts on these websites, which may be material. The contents of these websites are not incorporated by reference into this press release or any report or document Marriott files with the SEC, and any references to the websites are intended to be inactive textual references only.

CONTACT:	Connie Kim
Media Relations
301-380-4028
connie.kim@marriott.com

Jackie Burka McConagha
Investor Relations
(301) 380-5126
jackie.burka@marriott.com

Betsy Dahm
Investor Relations
(301) 380-3372
betsy.dahm@marriott.com

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